Exhibit 4.1

CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP, as Issuer

HSRE QUAD MERGER SUB, LLC, as New Guarantor

4.75% Exchangeable Senior Notes Due 2018

FIRST SUPPLEMENTAL INDENTURE

 Dated as of March 2, 2016

to INDENTURE

Dated as of October 9, 2013

U.S. BANK NATIONAL ASSOCIATION, as TRUSTEE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 2, 2016, between Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership (“Issuer”), HSRE Merger Sub, LLC, a Delaware limited liability company (the “New Guarantor”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (“Trustee”). Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

RECITALS

WHEREAS, the Issuer, Campus Crest Communities, Inc., a Maryland corporation ( the “Old Guarantor”), and the Trustee are parties to the Indenture dated as of October 9, 2013 (the “Indenture”), under which the Issuer issued the Notes.

WHEREAS, the Old Guarantor entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 16, 2015, by and among by and among HSRE Quad Merger Parent, LLC, a Delaware limited liability company (“Parent”), the New Guarantor, CCGSR, Inc., a Delaware corporation, and the Old Guarantor, pursuant to which the Old Guarantor merged with and into the New Guarantor , with the New Guarantor being the surviving entity ( the “Merger”). Upon the consummation of the Merger, the New Guarantor distributed approximately 72% assets by value of the Old Guarantor to HSRE Quad Core Holding 2, LLC, an indirect parent of the New Guarantor, and distributed the remaining assets to two separate entities (the “Asset Allocation” together with the Merger, the “Transactions”).

WHEREAS, pursuant to this Supplemental Indenture, the New Guarantor will succeed to all of the rights and obligations of the Old Guarantor under the Indenture and will assume the Guarantee Obligations under the Notes on the terms and conditions set forth herein and under the Indenture;

WHEREAS, as a result of the Transactions, the consideration payable for each outstanding share of Common Stock is $7.018 per share of Common Stock in cash without interest, subject to any applicable withholding tax (the “Merger Consideration”);

WHEREAS, as a result of the Transactions, the holders of outstanding shares of Common Stock received Reference Property solely consisting of the Merger Consideration;

WHEREAS, pursuant to Section 13.05(a) of the Indenture, and as a result of the Transactions and the receipt of Reference Property by the holders of outstanding shares of Common Stock, the Issuer, the New Guarantor and the Trustee shall enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and not withstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.1 Guarantee. The New Guarantor acknowledges that is has received and reviewed a copy of the Indenture, including the obligations of the Guarantee pursuant to Article XV thereof, and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join an become party to the Indenture as indicated by its signature below; (ii) to be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture, including, but not limited to, those obligations pursuant to Article XV of the Indenture.

Section 1.2 Amendment. For the avoidance of doubt, the definition of “General Partner” under the Indenture shall mean “Campus Crest Communities GP, LLC”.

Section 1.3 Effect of Reclassification, Consolidation, Merger or Sale. As a result of the Transactions and pursuant to Article 13 of the Indenture, the Exchange Obligation in respect of the Notes converted following the date of this Supplemental Indenture shall be computed in the same manner as set forth in Section 13.03(a) of the Indenture, except that the Daily Exchange Value of the Common Stock shall be deemed to equal 100% of the value of any Exchange Property consisting of cash received per share of Common Stock. As a result of the foregoing, upon compliance with all the applicable provisions of the Indenture and upon conversion of Notes by any Holder, such Holder shall be entitled to receive Reference Property equal to $558.65 in Merger Consideration for each $1,000 of principal amount of Notes, which is an amount equal to the amount such Holder would have received as Merger Consideration had such Holder converted its Notes at the Exchange Rate in effect immediately prior to the Transactions. The Exchange Rate calculated in accordance with Article 13 of the Indenture is 79.6020. The Exchange Rate does not include any Additional Shares.

Section 1.4 Effectiveness of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company, the New Guarantor and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 1.5 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 1.6 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved, and the Indenture shall henceforth be read and construed together with this Supplemental Indenture. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall prevail.

Section 1.7 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case maybe.

Section 1.8 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.9 Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of, and makes no representation as to (i) accuracy of the calculation of the Merger Consideration, (ii) the validity or sufficiency of this First Supplemental Indenture or (iii) for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the New Guarantor.

Section 1.10 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 1.11 Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 1.12 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

Section 1.13 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

ISSUER:

CAMPUS CREST OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: Campus Crest Communities GP, LLC, a Delaware limited liability company, its general partner

By: HSRE Quad Merger Sub, LLC, a Maryland limited liability company

By: HSRE Quad Merger Parent, LLC, a Delaware limited liability company, its sole member

By:  /s/ Stephen M. Gordon

Name: Stephen M. Gordon

Title: Manager

NEW GUARANTOR:

HSRE Quad Merger Sub, LLC, a Maryland limited liability company

By: HSRE Quad Merger Parent, LLC, a Delaware limited liability company, its sole member

By:  /s/ Stephen M. Gordon

Name: Stephen M. Gordon

Title: Manager

TRUSTEE:

U.S. BANK, NATIONAL ASSOCIATION

By:  /s/ Raymond S. Haverstock

Name: Raymond S. Haverstock

Title: Vice President

[Signature Page to the First Supplemental Indenture]